Exhibit 10.11

Convertible Bond Financing Agreement

Party A: Yonyouup Information Technology Co., Ltd.

Party B: Autozi Internet Technology Co., Ltd.

Beijing Branch

Party C: Zhang Houqi

Party D: Beijing Qichuang Zhongteng Investment

Management Center (Limited Partnership)

January [], 2020

This Convertible Bond Financing Agreement (hereinafter referred to as the “Agreement”) is executed in Beijing, the People’s Republic of China on January [], 2020.

Party A (Lender): Yonyouup Information Technology Co., Ltd.

Registered address: Floor 2, Building 2, Yard 68, Beiqing Road, Haidian District, Beijing

Legal representative: Wang Wenjing

Party B (Borrower): Autozi Internet Technology Co., Ltd. Beijing Branch

Registered address: Room 04, Floor 1, Building 3, Yard 68, Beiqing Road, Haidian District, Beijing

Legal representative: Zhang Houqi

Party C: Zhang Houqi

ID number: 210102196611035718

Address: No. 2, Building 43, Garden Erli, Xisanqi, Haidian District, Beijing

Party D: Beijing Qichuang Zhongteng Investment Management Center (Limited Partnership)

Registered address: Room 220, Yard 68, Lujiatan Street, Tanzhesi Town, Mentougou District, Beijing

Executive Partner: Zhang Weixi

(Under this Agreement, Party A, Party B, Party C and Party D are collectively referred to as the “Parties” and individually referred to as a “Party”).

Whereas:

1.

As a wholly-owned subsidiary of the world’s leading listed digital enterprise service company, Party A voluntarily provides loans to Party B in accordance with the provisions of this Agreement and fully coordinates its own group resources to form strategic collaboration with Party B.

2.	As a leading industrial Internet model enterprise in China, Party B provides efficient and collaborative transaction services and financial services of supply chain for the automobile industry chain.

3.	Party C is the founder and actual controller of Party B.

4.	Party D is the shareholding platform of Party B and holds 10.6850% of the equity of Party B as of the signing date of this Agreement.

5.

Party B, due to insufficient liquidity of the current book funds, needs to temporarily raise part of the funds from Party A to assist Party B in resolving the equity disputes and routine business operations.

In consideration of the above, based on the principles of equality, voluntariness, honesty and credibility, truthfulness and legality, and in accordance with such relevant laws and regulations as the Contract Law of the People’s Republic of China and the Company Law of the People’s Republic of China, Party A, Party B, Party C and Party D agree to conclude the following terms and conditions to abide by.

1	Principal, interest and payment of convertible bond

1.1

Party A agrees to provide loans (“convertible bond”) of RMB 30,000,000 (In words: RMB Thirty Million only, “Principal”) with debt-for-equity swap (as defined below) to Party B in accordance with the provisions of this Agreement and Party B agrees to accept the said loan provided by Party A in accordance with the provisions of this Agreement. The parties agree that Party A shall remit the principal in one lump sum to the following bank account designated by Party B within five (5) working days after the conditions set forth in Article 1.3 hereof are met:

Account Name:	Autozi Internet Technology Co., Ltd. Beijing Branch
Account Bank:	Zhichun Road Sub-branch (Beijing) of Ping An Bank
Account No.:	15000067360359

Party B shall make a written confirmation to Party A on the day it receives the payment from Party A. For the avoidance of doubt, the written forms agreed in this Agreement include email, fax and any other means that can present the recorded content.

1.2

The annualized interest rate of the convertible bond is 8% (simple interest) and the said annualized interest rate is a fixed rate, which will not be affected by the adjustment of market interest rates such as the quoted interest rate of the loan market that may occur during the loan term of the convertible bond. The foregoing investment interest rate shall not be adjusted without the written agreement of the parties. The interest of the convertible bond hereunder shall be calculated from the lending date (as defined below) according to the actual number of days of use of the convertible bond. For the avoidance of objection, the investment income on both the lending date and the maturity date shall be calculated. The parties confirm that the interest on the convertible bond shall be calculated according to the following formula: Interest on the convertible bond = principal × days of actual investment × daily interest rate. Where, the daily interest rate = the annualized interest rate /360.

Unless otherwise agreed herein, Party B shall repay all the principal and related interests of the convertible bonds to Party A in one lump sum on the maturity date.

1.3	Preconditions for the principal payment of convertible bonds

The precondition of Party A to pay the principal of the convertible bond to Party B is that all of the following conditions are satisfied or one or some of the following conditions is/are exempted by Party A in writing (except those that cannot be exempted according to laws, administrative regulations and relevant normative documents, the same below):

(1)	This Agreement has been duly executed by the parties and entered into force;

(2)

This Agreement and this convertible bond financing have been reviewed and adopted by the competent internal authorities of Party A, Party B and Party D in accordance with the relevant laws of China, the articles of association of Party A and Party B, and the relevant provisions of the partnership agreement of Party D;

(3)	The representations and warranties made by Party B and Party C in this Agreement are true, accurate and complete on the date of execution hereof and the date of payment of the principal;

(4)	As of the lending date, the business, assets and financial status of Party B have not undergone any major adverse changes;

(5)	Party C has signed a guarantee contract with Party A to provide a joint and several guarantee for all of its obligations and responsibilities under this Agreement.

The parties agree that the conditions set forth in this Article 1.3 shall be satisfied within three (3) days from the date of execution hereof and the said period may be extended as appropriate upon mutual consent of the parties. Where the conditions set forth in this Article 1.3 are not satisfied or exempted by Party A in writing during the said period or the extended period, Party A shall have the right to terminate this Agreement.

2	Purpose and term of the convertible bond

2.1	Purpose of the convertible bond

The parties agree that all convertible bonds hereunder shall and shall only be used for the purpose of assisting in solving the issues of equity repurchase between Party B, Party C and some of Party B’s shareholders and the routine business operation of Party B. Without the written consent of Party A, Party B shall not use the convertible bonds for any purpose other than those set out in this Article 2.1.

2.2	Term of the convertible bond

Unless otherwise stipulated in this Agreement, the term of the convertible bond (“loan period”, the date when the loan period expires is the “maturity date”) shall be one of the following dates, whichever is shorter:

(1)	From the date when the principal is paid to Party B’s account (“lending date”) to June 30, 2020 (“fixed maturity date”);

(2)	From the lending date to the date when Party A exercises the debt-for-equity swap and signs Capital Increase Agreement or other capital increase documents as per the provisions of Article 3.2.

3	Exercise of debt-for-equity swap under convertible bonds

3.1	Debt-for-equity swap

The parties agree that Party B irrevocably grants Party A the right, at Party A’s option, to subscribe Party B’s total principal amount payable and unpaid by Party B to Party A as of the time of exercising the debt-for-equity swap (as defined below) to Party B’s new registered capital and indirectly acquire Party B’s equity (“debt-for-equity swap”), and upon exercise, acquire equity ratio (“debt-for-equity”) determined in accordance with Article 3.3 hereof provided that the conditions and provisions set forth in Article 3.2 hereof are satisfied. Party B, Party C and Party D agree to receive the debt-for-equity in accordance with this Agreement.

3.2	Exercise and waiver of debt-for-equity swap

The parties agree and confirm that Party A has the right to exercise the debt-for-equity swap in accordance with the provisions of this Article in case of any one of the following events (whichever is earlier, “debt-for-equity event”):

(1)	Party B and Party C, before June 30, 2020, have properly resolved the arbitration and legal dispute regarding the shareholder repurchase in a manner satisfactory to Party A;

(2)

The strategic investor to be introduced by Party B, Changsha Government of Hunan Province or its designated investor has fully paid the investment amount of RMB 250,000,000 (In words: RMB Two Hundred and Fifty Million only) to the accounts of Party B and/or Party B’s affiliates before June 30, 2020 according to the pre-investment valuation of RMB 2,500,000,000 (In words: RMB Two and a Half Billion only);

(3)	Party B fails to repay the loan principal and interest to Party A before the fixed maturity date.

Party B shall notify Party A in writing within ten (10) working days after the occurrence of the debt-for-equity event under Article 3.2(1) or Article 3.2(2) and Party A shall notify Party B in writing whether to exercise the debt-for-equity swap within ten (10) working days upon receipt of the written notice from Party B. Failure of Party A to confirm the exercise of such swap in writing within the said period shall be deemed that Party A will no longer exercise such debt-for-equity swap under the corresponding events. For the avoidance of objection, Party A shall notify Party B in writing at least one (1) working day in advance to confirm that it will exercise such swap provided that Party A needs to exercise the debt-for-equity swap according to the event under Article 3.2(3) mentioned above. Failure of Party A to confirm the exercise of such swap in writing within the said period shall be deemed that Party A will no longer exercise such debt-for-equity swap under the said event. Should Party A waive the exercise of such swap, Party B shall settle the principal and interest in one lump sum on the fixed maturity date as agreed herein.

For the avoidance of doubt, Party A shall have the right to waive the debt-for-equity swap or continue to retain the right until the fixed maturity date in case that the debt-for-equity events specified in Article 3.2(1) or Article 3.2(2) do not occur prior to June 30, 2020.

After Party A exercises debt-for-equity swap, Party A will increase capital to Party B in the form of converting the loan principal into investment funds within [10] working days after Party B receives Party A’s written notice or within other periods agreed upon by both parties. Party A shall actively cooperate with Party B and Party C to sign legal documents including but not limited to the Capital Increase Agreement with the next round of investors and/or other relevant parties regarding the financing of Party A’s debt-for-equity method according to the financing valuation at that time. In addition, Party A shall cooperate with Party B to complete the registration of industrial and commercial change of Party B’s capital increase.

3.3	Debt-for-equity ratio and shareholders’ preemption rights

(1)

The parties agree that the principal of the convertible bond will be converted into the investment fund of Party A to participate in the next round of financing of Party B (“investment funds of Party A in this round”). Party A may obtain the equity ratio (“debt-for-equity ratio”) of Party B by exercising the debt-for-equity swap and the ratio is determined according to the following formula:

Debt-for-equity ratio [4.4118%] = Investment funds of Party A in this round÷ RMB 680,000,000 (In words: Six Hundred and Eighty Million only)

The specific implementation path is as follows:

①

The parties shall calculate the amount of newly registered capital that may be obtained by Party A through debt-for-equity swap in accordance with the post-investment valuation of RMB 2,500,000,000 (In words: RMB Two and a Half Billion only) and shall sign Capital Increase Agreement and other relevant transaction documents (“capital increase”) with the next round of investors and/or other relevant parties regarding the debt-for-equity swap of Party A. After capital increase, Party A shall directly acquire 1.2000% of the equity of Party B;

②

Party A, Party C, Party D and other relevant parties shall separately sign relevant legal documents, and Party C and Party D agree that Party A will additionally subscribe for the capital contribution of the partnership enterprise with RMB 30,058.96 (In words: Thirty Thousand and Fifty-eight point Ninety-six), accounting for 30.0590% of the total capital contribution of Party D, directly holding 3.2118% of the equity of Party B, so as to make up for the difference between Party B’s equity obtained by Party A as a result of the Capital Increase Agreement and the debt-for-equity ratio hereunder.

The parties agree that the specific terms of the implementation of debt-for-equity shall be subject to the Term Sheet separately agreed by the parties and relevant formal transaction documents.

(2)

The shareholder’s rights corresponding to the equity acquired by Party A through the exercise of debt-for-equity swap shall be determined according to the shareholder’s rights agreed in the Capital Increase Agreement. In case that Party A exercises debt-for-equity swap as per the provisions of this Agreement, Party B and Party C shall guarantee that all other shareholders (other than Party A) of Party B waive their rights of first refusal and any other rights they may have under the applicable articles of association, shareholders’ agreement or any other document with respect to the additional capital that Party A chooses to exercise, and agree the debt-for-equity. In addition, Party B guarantees that no other third party has the right of first refusal to the newly added company shares acquired by Party A through the exercise of debt-for-equity swap.

(3)

The parties agree and confirm that Party B and Party D shall provide Party A with all documents required by Party A for the registration of industrial and commercial change within [thirty (30)] working days upon receipt of Party A’s debt-for-equity notice.

(4)

Party B and Party C hereby undertake that Party A, under the same conditions, has the preemption right to subscribe for the newly added registered capital or purchase all or part of the equity to be transferred over all other shareholders of Party B at that time provided that Party B intends to add additional registered capital, or Party B’s shareholders intend to directly or indirectly transfer all or part of their shares of the Company to any third party.

The parties agree that the above-mentioned specific terms of Party A’s preemption right shall be subject to the Term Sheet separately agreed by the parties and the relevant formal transaction documents.

4	Repayment

4.1	In the event of any of the following circumstances (whichever is earlier):

(1)	Party A waives the exercise of the debt-for-equity swap;

(2)

Party B and Party C violate or refuse to perform their representations, warranties, obligations or responsibilities hereunder and fail to make corrections within ten (10) working days upon Party A’s written notice;

(3)	Party B suffers material adverse events that affect its solvency or other circumstances that endanger Party A’s creditor’s rights;

(4)	The preconditions set out in Article 1.3 hereof have not been fully fulfilled.

Party A shall have the right to require Party B to repay the principal and interest of all the convertible bonds in advance in the event of any of the foregoing circumstances and Party B shall repay the principal and corresponding interest of all convertible bonds to Party A in full within ten (10) days upon receipt of Party A’s written notice. The parties agree that Party B shall prioritize the next round of financing to repay the principal and corresponding interest of convertible bonds of Party A.

4.2

Party B shall perform the repayment obligation within ten (10) days after the maturity date of the loan (“repayment period”). Where the repayment is made in the manner specified in Article 4.1 hereof, the fulfillment of the repayment obligation shall be subject to the payment of the principal, interest, penalty interest and compound interest (if any) to the account designated by Party A and confirmation of receipt by Party A. Where Party A chooses to exercise the debt-for-equity swap, the fulfillment of the repayment obligation shall be subject to the conversion of the principal of the convertible bond into Party B’s additional capital and full payment of all the interest, penalty interest and compound interest (if any) by Party B according to Article 4.3 of this Agreement.

4.3

For the avoidance of doubt, Party B shall pay Party A all the interest on the convertible bonds from the lending date to the maturity date within ten (10) days after the maturity date provided that Party A chooses to exercise the debt-for-equity swap.

5	Business cooperation

5.1

Full-scenario payment and settlement cooperation in the industry chain: Based on the advantage of payment license owned by CHANPAY (Party A’s affiliated party), and in combination with the scenario payment and settlement needs of Party B’s automotive aftermarket industry chain, Party A and Party B shall jointly discuss and design the account system, and the payment and settlement scheme centering on the multi-subject and multi-link between B-sides, and help hundreds of thousands of industry entities in the automotive aftermarket through the innovative design of the underlying account system and payment settlement to improve payment and settlement efficiency, save payment and settlement channel fees, gradually promote the online and digital payment and settlement in the automotive aftermarket, and truly realize the integration of the capital flow, order information flow and delivery logistics of the automotive aftermarket;

5.2

Insurance business cooperation: Based on the insurance brokerage license owned by Party A’s affiliated party, and in combination with Party B’s integrated business of maintenance, repair and distribution of asset-light and operation-heavy strategy, Party A and Party B shall jointly discuss and design innovative solutions and products related to auto insurance, including online underwriting of national auto insurance, auto insurance claim settlement and repair, financial and tax treatment of auto insurance, etc.. In addition, Party A and Party B shall design a closed-loop point system centering on the underwriting commission, and loss assessment and claim service fee based on the aforementioned payment and settlement scheme;

5.3

Platform product cooperation: The platform docking between Party A and Party B shall be based on the mature products such as the financial cloud of Party A’s group. The specific implementation is as follows: Party B diverts the flow to the platform of Party A’s affiliated party and guides a large number of small, medium and micro enterprises on Party B’s original platform to use Yonyou financial cloud, tax cloud and other enterprise cloud services; Party A diverts the original ERP customers in the automobile and auto parts industries of the Party A’s affiliated party to the platform of Party B and guides them to use the SAAS platform of Party B’s automobile industry chain.

5.4	Where Party A and Party B reach further specific agreements on business cooperation, the agreements separately made between the parties shall be followed.

6	Representations and warranties

6.1	Party A hereby irrevocably represents and warrants to Party B:

(1)

Party A has the capacity for civil rights and conduct necessary for the execution and performance of this Agreement and this Agreement upon being executed shall constitute effective and binding obligations upon Party A.

(2)

The execution and performance of this Agreement by Party A is voluntary, and is the expression of its true intention. In addition, Party A has obtained all necessary legal authorizations to execute and perform this Agreement. The above authorization and the execution and performance under the authorization do not violate any laws, regulations or legal documents binding on Party A and all formalities required by Party A to execute and perform this Agreement have been/will be completed legally and effectively.

(3)

The execution and performance of this Agreement does not violate or conflict with any provision in Party A’s articles of association or other organizational rules, nor does it violate or conflict with the provisions of contractual documents binding on Party A.

(4)	Party A warrants that the principal of the convertible bond under this Agreement is its legally owned asset, and it has full rights to dispose of such funds.

6.2	Party B, Party C and Party D irrevocably represent and warrant to Party A:

(1)

Party B, Party C and Party D have the capacity for civil rights and conduct necessary for the execution and performance of this Agreement and this Agreement upon being executed shall constitute effective and binding obligations upon Party B, Party C and Party D.

(2)

The execution and performance of this Agreement by Party B, Party C and Party D is voluntary, and is the expression of their true intentions. In addition, Party B, Party C and Party D have obtained all necessary legal authorizations to execute and perform this Agreement. The above authorization and the execution and performance under the authorization do not violate any laws, regulations or legal documents binding on Party B, Party C and Party D and all formalities required by Party B, Party C and Party D to execute and perform this Agreement have been/will be completed legally and effectively.

(3)

All information provided by Party B, Party C and Party D to Party A concerning the transactions under this Agreement is accurate, true, complete and valid. Moreover, Party B, Party C and Party D have not concealed from Party A any information regarding their current operating conditions, economic conditions and solvency.

(4)

The execution and performance of this Agreement does not violate or conflict with any provision in the articles of association, partnership agreement or other organizational rules of Party B, Party C and Party D, nor does it violate or conflict with the provisions of contractual documents binding on Party B, Party C and Party D.

(5)	Party B and Party C guarantee that the principal hereunder will not be used for other purposes other than those agreed in this Agreement.

7	Liability for breach of contract, applicable law and dispute resolution

7.1	Should one party breach this Agreement and cause any loss or damage to the non-breaching party (“indemnitee”), the breaching party shall indemnify, defend and hold the indemnitee harmless.

The non-breaching party shall have the right to unilaterally terminate this Agreement provided that the breaching party fails to effectively correct the breach within thirty (30) days upon receipt of the written corrective notice from the non-breaching party. For the avoidance of doubt, termination of this Agreement by the non-breaching party in accordance with this Article does not affect its right to seek damages under this Agreement.

7.2	The parties agree that Party B shall be in breach of the contract if:

(1)	Party B fails to use the convertible bonds as agreed herein;

(2)	Party B fails to repay the principal and interest of the convertible bonds in full and on time;

(3)	Party B transfers assets and withdraws funds to avoid debts;

(4)

Party B’s business and financial conditions deteriorate, resulting in Party B’s inability to pay off due debts, or Party B occurs expected breach of contract or is involved or is about to be involved in major litigation or arbitration and other legal disputes, which may affect or damage or have affected or damaged Party A’s rights and interests under this Agreement;

(5)	Any other debts or guarantees undertaken by Party B have affected or may affect the obligation performance of Party B to Party A under this Agreement;

(6)	The statements and undertakings made by Party B under this Agreement are false or untrue, or Party B violates any statement and undertaking hereunder;

(7)	Party B has other circumstances that affect the realization of the creditor’s right;

(8)	Party B fails to cooperate with Party A when Party A requests to exercise the debt-for-equity swap according to this Agreement;

(9)	Party B fails to perform any other obligations hereunder and violates other provisions hereof.

7.3	In the event of any of the circumstances set forth in Article 7.2 hereof, Party A shall have the right to exercise the following rights:

(1)	Party A has the right to require Party B to correct the breach within a time limit;

(2)

Party A has the right to declare all the principal and interest of the convertible bonds hereunder to be immediately due and require Party B to repay all the principal and interest of the convertible bonds in accordance with the Agreement;

(3)	Party A has the right to exercise security rights;

(4)

Party A has the right to charge penalty interest on the overdue principal of the convertible bond at an annualized penalty interest rate of 24% (penalty interest rate) from the date when the principal and interest of the convertible bonds are overdue to the date of actual repayment and will no longer charge interest at the convertible bond interest rate (annualized interest rate of 8%) after the overdue period on the condition that Party B fails to repay the principal and interest of the convertible bonds hereunder as agreed herein. In terms of the interest that Party B fails to pay on time, compound interest shall be calculated and charged at the above-mentioned penalty interest rate. The penalty interest and compound interest accrued by Party A to Party B will not affect any other rights of Party A under this Agreement;

(5)

Party A has the right to require Party B to pay liquidated damages concerning the convertible bond at the rate of 24% per year based on the principal amount of the convertible bond from the date (including the said day) when other violations occur to the date (including the said day) when the principal and interest are fully repaid on the condition that Party B has violations other than failure to repay the principal and interest of the convertible bond on time.

(6)	Other measures as stipulated by laws and regulations, agreed herein or deemed necessary by Party A.

7.4	This Agreement shall be governed by Chinese law.

7.5

The parties agree that any dispute arising out of or in connection with this Agreement shall be resolved through negotiation. Failure to do so, either party may submit such dispute to the Beijing Arbitration Commission for arbitration in accordance with its arbitration rules then in force. The place of arbitration is Beijing. The arbitral award shall be final and binding upon all parties.

8	Confidentiality

8.1

The parties shall keep confidential any oral or written materials and information of the other party obtained during the execution and performance of this Agreement, and neither party shall disclose any relevant information to any third party without the written consent of the other party.

8.2

The provisions set forth in this Article shall remain in effect for (3) years after this Agreement, regardless of the termination of this Agreement under any circumstances. Any party who violates this confidentiality clause and causes losses to the other party shall be liable for compensation.

9	Notices

9.1

Every notice or other communication under this Agreement must be made in writing and the original of such notice or other communication shall be sent to each party by post, courier or personal delivery. If sent by post, such notice or communication shall be deemed to have been served to the recipient on the third day after posting under the circumstance that the postage fee has been paid; if sent by courier or personal delivery, such notice or communication shall be deemed to have been served after the recipient signs for receipt.

9.2	The parties may also send notices and other communications by fax or email.

9.3	The mailing address of each party hereto is as follows. Any party hereto who changes its mailing address shall inform other parties of such matter within 3 days from the date of such change.

Party A: Yonyouup Information Technology Co., Ltd.

Address: Floor 2, Building 2, Yard 68, Beiqing Road, Haidian District, Beijing

Contact: []

Contact number: []

Party B: Autozi Internet Technology Co., Ltd. Beijing Branch

Address: Building 9, Middle Field, Yard 68, Beiqing Road, Haidian District, Beijing

Contact: Wang Jun

Tel: 13810709967

Party C: Zhang Houqi

Tel: 13801124288

Address: Building 9, Middle Field, Yard 68, Beiqing Road, Haidian District, Beijing

Party D: Beijing Qichuang Zhongteng Investment Management Center (Limited Partnership)

Address: Building 9, Middle Field, Yard 68, Beiqing Road, Haidian District, Beijing

Contact: Dong Lingcui

Tel: 15101104271

10	Miscellaneous

10.1

This Agreement shall be concluded and come into force on the date duly executed by the parties. In addition, this Agreement may be modified in writing upon mutual agreement of the parties and the supplementary agreement shall have the same legal effect as this Agreement. Neither party may unilaterally change or modify any provision hereof without the consent of the parties through consultation and in writing. Except for the supplementary agreement, in the event of any discrepancy between the agreement made by the parties hereto concerning all matters hereof and this Agreement, this Agreement shall prevail.

10.2	This Agreement shall be terminated in the event of any of the following circumstances:

(1)	The principal, interest, penalty interest, compound interest and other payables of the convertible bonds that Party B shall repay under this Agreement have been fully repaid;

(2)	This Agreement is rescinded by mutual agreement of the parties hereto or terminated in accordance with Article 1.3;

(3)	This Agreement is rescinded, revoked or declared invalid according to the mandatory provisions of Chinese laws and regulations.

10.3	Unless otherwise specified herein, neither party may unilaterally terminate this Agreement upon being executed without mutual agreement of the parties.

10.4	Unless otherwise specified herein, neither party may transfer its rights or obligations hereunder to a third party.

10.5	This Agreement is made in four (4) copies, and each party holds one (1) copy.

(No text below)

(There is no text in this page, which is the signature page of the Convertible Bond Financing Agreement)

Party A: Yonyouup Information Technology Co., Ltd. (official seal)

Legal representative/authorized representative (signature): ________

Date:

Party B: Autozi Internet Technology Co., Ltd. Beijing Branch (official seal)

Legal representative/authorized representative (signature): ________

Date:

Party C (signature): _______________________

Date:

Party D: Beijing Qichuang Zhongteng Investment Management Center (Limited Partnership)

Appointed representative/authorized representative of executive partner (signature): _____________

Date: